Exhibit 99.3

Press Release	Source: Cord Blood America, Inc.

Cord Blood America Expects Record First Quarter 2005 Revenues

Tuesday March 15, 10:36 am ET

LOS ANGELES, CA--(MARKET WIRE)--Mar 15, 2005 -- Cord Blood America, Inc. (OTC BB:CBAI.OB - News) announced today that it anticipates first quarter 2005 revenues to be its strongest yet. Cord Blood America, Inc., of Los Angeles, CA, is the parent company of Cord Partners, Inc., a family cord blood preservation company. On February 28, 2005, Cord Blood America acquired Rainmakers International, which provides direct response advertising for family based products and services.

The company anticipates combined revenues to exceed $725,000 for the first quarter of fiscal year 2005. It is estimated that $250,000 or 35% of combined revenues will come from Cord Blood America's subsidiary, Cord Partners, Inc. This is a 145% increase in revenues for Cord Partners compared to the same quarter last year. The remaining 65% of combined revenues is expected to come from Rainmakers International.

Matthew L. Schissler, Chairman & CEO of Cord Blood America, states, "We are very proud of the achievements of Cord Blood America. With the successful organic growth of Cord Partners and the acquisition of Rainmakers International, we expect this to be a record quarter."

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include: (a) whether first quarter of 2005 revenues will be the strongest yet; (b) whether the Company will record revenues of $725,000 for the first quarter of fiscal year 2005; (c) whether Cord Partners, Inc. will record revenues of $250,000 for first quarter 2005; (d) whether 35% of combined revenues will come from Cord Partners, Inc.; (e) whether Cord Partners, Inc. will achieve a 145% increase in revenues compared to the same quarter last year; (f) whether 65% of combined revenues will come from Rainmakers International; (g) whether the Company achieves a record quarter for first quarter 2005. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

     Investor Relations Contact:

     Premier Funding & Financial Marketing Services LLC

     Kelly Black

     President

     480-649-8224

     kblack@premeirfundingservice.com

Source: Cord Blood America, Inc.